Exhibit 99.1

Gap Inc. Reports Second Quarter Fiscal 2024 Results, Provides Updated Full Year Outlook

Net sales increased 5% versus last year with market share gains for the 6th consecutive quarter
Comparable sales were up 3% driven by strength at Old Navy and Gap

Operating margin of 7.9% improved 490 basis points versus last year

Increases outlook for fiscal 2024 gross margin and operating income growth

SAN FRANCISCO – August 29, 2024 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. and a house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its second quarter ended August 3, 2024.

“Gap Inc. delivered another successful quarter, exceeding financial expectations and gaining market share for the 6th consecutive quarter,” said President and Chief Executive Officer, Richard Dickson. “In comparison to where we were only one year ago, we are in a stronger position across key metrics that matter – including net sales, margins, and our cash position – and we are making consistent progress in the reinvigoration of our brands. These results are a reflection of the dedication and collaboration of our global team, reinforcing my confidence that we are well on our way to unlocking the full potential of this extraordinary portfolio of iconic American brands.”

Second Quarter Fiscal 2024 – Financial Results

•Net sales of $3.7 billion were up 5% compared to last year. Comparable sales were up 3% year-over-year. Due to the 53rd week in fiscal 2023, in order to maintain consistency, comparable sales for the second quarter of fiscal 2024 are compared to the 13 weeks ended August 5, 2023.
•Store sales increased 4% compared to last year. The company ended the quarter with 3,568 store locations in about 40 countries, of which 2,541 were company operated.
•Online sales increased 7% compared to last year and represented 33% of total net sales.
•Gross margin of 42.6% increased 500 basis points versus last year's gross margin.
◦Merchandise margin increased 410 basis points versus last year primarily driven by a benefit from lower commodity costs, incremental sales in the quarter related to the company's revenue sharing agreement with its credit card partner, as well as improved promotional activity.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 90 basis points versus last year.
•Operating expense was $1.3 billion.
•Operating income was $293 million; operating margin of 7.9%.

•The effective tax rate of 30% included the impact of adjusting certain income tax reserves.
•Net income of $206 million; diluted earnings per share of $0.54.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $2.1 billion, an increase of 59% from the prior year.
•Net cash from operating activities was $579 million. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $397 million.
•Ending inventory of $2.11 billion was down 5% compared to last year.
•Capital expenditures were $182 million.
•Paid a second quarter dividend of $0.15 per share, totaling $56 million. The company’s Board of Directors approved a third quarter fiscal 2024 dividend of $0.15 per share.

Additional information regarding free cash flow, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

Second Quarter Fiscal 2024 – Global Brand Results

Comparable Sales

	Second Quarter
	2024	2023
Old Navy	5%	(6)%
Gap	3%	(1)%
Banana Republic	—%	(8)%
Athleta	(4)%	(7)%
Gap Inc.	3%	(6)%

Old Navy:
•Second quarter net sales of $2.1 billion were up 8% compared to last year. Comparable sales were up 5%. This represents the fourth consecutive quarter of positive comparable sales at the brand as its continued focus on operational rigor is driving improved consistency in performance.

Gap:
•Second quarter net sales of $766 million were up 1% compared to last year. Comparable sales were up 3% representing the third consecutive quarter of positive comparable sales at the brand. Gap's reinvigoration efforts have helped drive market share gains at the brand for the past five quarters.

Banana Republic:

•Second quarter net sales of $479 million were flat compared to last year. Comparable sales were also flat. The brand continues to focus on fixing the fundamentals and is actively working to improve its pricing and assortment architecture.

Athleta:
•Second quarter net sales of $338 million were down 1% compared to last year. Comparable sales were down 4%. The company expects Athleta to return to positive comparable sales growth for the remainder of the year.

Fiscal 2024 Outlook

As a result of its strong second quarter results, the company is reaffirming its net sales and operating expense outlook for fiscal 2024 and increasing its outlook for gross margin and operating income growth compared to prior expectations. This outlook takes into consideration the unchanged and continued uncertain consumer and macro environment.

Please note that the company's projected full year fiscal 2024 operating income growth below is provided in comparison to its full year fiscal 2023 adjusted operating income, which excludes $93 million in restructuring costs and a $47 million gain on sale of a building.

Full Year Fiscal 2024

	Current FY 2024 Outlook	Prior FY 2024 Outlook	FY 2023 Results
Net sales	Up slightly on a 52-week basis	Up slightly on a 52-week basis	$14.9 billion
Gross margin	Approximately 200 bps expansion	At least 150 bps expansion	38.8%
Operating expense	Approximately $5.1 billion	Approximately $5.1 billion	$5.17 billion (adjusted)[1]
Operating income	Mid to High 50% growth range	Mid 40% growth range	$606 million (adjusted)
Effective tax rate	Approximately 28%	Approximately 28%	9.7%
Capital expenditures	Approximately $500 million	Approximately $500 million	$420 million
1 Fiscal year 2023 adjusted operating expense of $5.17 billion excludes $89 million in restructuring costs and a $47 million gain on sale.

Third Quarter Fiscal 2024

	Q3 2024 Outlook	Q3 2023 Results
Net sales	Up slightly	$3.77 billion
Gross margin	50 to 75 bps expansion	41.3%
Operating expense	Approximately $1.3 billion	$1.3 billion

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company’s second quarter fiscal 2024 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are adjusted operating expense/adjusted SG&A, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release. In addition, the company's outlook includes projected full year fiscal 2024 operating income growth compared to its full year fiscal 2023 adjusted operating income.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: unlocking our full potential; our four strategic priorities including maintaining and delivering financial and operational rigor, the reinvigoration of our brands, strengthening our operating platform, and energizing our culture; driving relevance and revenue by executing on our brand reinvigoration playbook; leaning into denim through in-store and online experiences and new campaigns; Old Navy’s strength and operational rigor; repeating creative expressions that leverage our heritage, are rooted in music and dance, and declare a trend statement; our progress in revitalizing Gap brand; transitioning Banana Republic into a stronger brand; Athleta’s growth potential; expected comparable sales at Athleta for the remainder of 2024; our marketing strategy evolution; becoming a digital-first, high-performing apparel company; our mission, purpose, vision, and values energizing and defining our company; our strategic transformation; executing with excellent in the second half of 2024; delivering consistent results, generating sustainable and profitable growth, and delivering long-term shareholder value; expected third quarter 2024 inventory; maintaining inventory discipline; our dividend policy; expected 2024 net sales; the expected impacts of the loss of the 53rd week and timing shifts on net sales and ROD in 2024; expected gross margin in 2024; expected commodity costs in 2024; the expected impact of managing inventory in 2024; expected ROD in 2024; expected SG&A in 2024 and in the third and fourth quarters of 2024; the expected impacts of savings actions in 2024; identifying the next phase of savings actions to drive value creation; expected operating income growth in 2024; expected third quarter 2024 net sales; expected third quarter 2024 gross margin; expected promotional activity in the third quarter of 2024; our expected effective tax rate in 2024; and expected capital expenditures in 2024.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, including the ongoing Russia-Ukraine and Israel-Hamas conflicts and upcoming elections in the United States, and impacts on consumer spending patterns; social and political unrest in our sourcing countries, including Bangladesh, and disruptions to global trade and shipping capacity, including in the Red Sea; the highly competitive nature of our business in the United States and internationally; the risk that we fail to maintain, enhance, and protect our brand image and reputation; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we may be unable to manage our inventory effectively and the resulting impact on our gross margins and sales; the risk of loss or theft of assets, including inventory shortage; the risk that we fail to manage key executive succession and retention or continue to attract qualified personnel; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; evolving regulations and expectations with respect to ESG matters, including climate reporting;

engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that changes in our business strategy or restructuring our operations may not generate the intended benefits or projected cost savings; the risk that our efforts to expand internationally may not be successful; the risk that our franchisees and licensees could impair the value of our brands; the risk that our comparable sales and margins may experience fluctuations, that we may fail to meet financial market expectations, or that the seasonality of our business may experience fluctuations; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk of foreign currency exchange rate fluctuations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the adverse effects of climate change on our operations and those of our franchisees, vendors, and other business partners; natural disasters, public health crises (such as pandemics and epidemics), political crises (such as the ongoing Russia-Ukraine and Israel-Hamas conflicts), negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that our estimates and assumptions used when preparing our financial information are inaccurate or may change; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that changes in our business structure, our performance or our industry could result in reductions in our pre-tax income or utilization of existing tax carryforwards in future periods, and require additional deferred tax valuation allowances; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2024, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 29, 2024. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet. Gap Inc. products are available worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2023 net sales were $14.9 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 3, 2024	July 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,900	$1,350
Short-term investments	246	—
Merchandise inventory	2,107	2,226
Other current assets	556	663
Total current assets	4,809	4,239
Property and equipment, net of accumulated depreciation	2,525	2,595
Operating lease assets	3,185	3,113
Other long-term assets	990	903
Total assets	$11,509	$10,850

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,522	$1,406
Accrued expenses and other current liabilities	1,029	1,007
Current portion of operating lease liabilities	613	578
Income taxes payable	60	16
Total current liabilities	3,224	3,007
Long-term liabilities:
Revolving credit facility	—	150
Long-term debt	1,489	1,487
Long-term operating lease liabilities	3,357	3,433
Other long-term liabilities	538	510
Total long-term liabilities	5,384	5,580
Total stockholders' equity	2,901	2,263
Total liabilities and stockholders' equity	$11,509	$10,850

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net sales	$3,720	$3,548	$7,108	$6,824
Cost of goods sold and occupancy expenses	2,137	2,215	4,128	4,277
Gross profit	1,583	1,333	2,980	2,547
Operating expenses	1,290	1,227	2,482	2,451
Operating income	293	106	498	96
Interest, net	(3)	(2)	(6)	8
Income before income taxes	296	108	504	88
Income tax expense (benefit)	90	(9)	140	(11)
Net income	$206	$117	$364	$99
Weighted-average number of shares - basic	376	369	375	368
Weighted-average number of shares - diluted	383	371	383	372
Earnings per share - basic	$0.55	$0.32	$0.97	$0.27
Earnings per share - diluted	$0.54	$0.32	$0.95	$0.27

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 3, 2024 (a)	July 29, 2023 (a)
Cash flows from operating activities:
Net income	$364	$99
Depreciation and amortization	247	267
Gain on sale of building	—	(47)
Change in merchandise inventory	(118)	160
Change in accounts payable	155	104
Change in accrued expenses and other current liabilities	(88)	(76)
Change in income taxes payable, net of receivables and other tax-related items	61	5
Other, net	(42)	16
Net cash provided by operating activities	579	528

Cash flows from investing activities:
Purchases of property and equipment	(182)	(199)
Net proceeds from sale of buildings	—	76
Purchases of short-term investments	(276)	—
Proceeds from sales and maturities of short-term investments	33	—
Proceeds from divestiture activity	—	11
Net cash used for investing activities	(425)	(112)

Cash flows from financing activities:
Repayments of revolving credit facility	—	(200)
Proceeds from issuances under share-based compensation plans	21	13
Withholding tax payments related to vesting of stock units	(33)	(11)
Cash dividends paid	(112)	(111)
Net cash used for financing activities	(124)	(309)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(2)	(2)
Net increase in cash, cash equivalents, and restricted cash	28	105
Cash, cash equivalents, and restricted cash at beginning of period	1,901	1,273
Cash, cash equivalents, and restricted cash at end of period	$1,929	$1,378
__________
(a) For the twenty-six weeks ended August 3, 2024 and July 29, 2023, total cash, cash equivalents, and restricted cash includes $29 million and $28 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	August 3, 2024	July 29, 2023
Net cash provided by operating activities	$579	$528
Less: Purchases of property and equipment	(182)	(199)
Free cash flow	$397	$329

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2023
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin (b)	Income Tax Expense (Benefit)	Net Income	Earnings per Share - Diluted (b)
($ in millions) 13 Weeks Ended July 29, 2023
GAAP metrics, as reported	$1,227	34.6%	$106	3.0%	$(9)	$117	$0.32
Adjustments for:
Restructuring costs (a)	(13)	(0.4)%	13	0.4%	3	10	0.03
Non-GAAP metrics	$1,214	34.2%	$119	3.4%	$(6)	$127	$0.34
__________
(a) Includes $3 million of employee-related costs and $10 million of consulting and other associated costs related to our previously announced actions to further simplify and optimize our operating model and structure.
(b) Earnings per share was computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter fiscal year 2024 and 2023 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended August 3, 2024
U.S. (1)	$1,953	$579	$414	$327	$14	$3,287
Canada	159	77	43	10	—	289
Other regions	11	110	22	1	—	144
Total	$2,123	$766	$479	$338	$14	$3,720

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended July 29, 2023
U.S. (1)	$1,777	$542	$415	$327	$11	$3,072
Canada	165	76	44	13	—	298
Other regions	19	137	21	1	—	178
Total	$1,961	$755	$480	$341	$11	$3,548
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 3, 2024	26 Weeks Ended August 3, 2024		August 3, 2024
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,243	10	5	1,248	19.8
Gap North America	472	1	13	460	4.9
Gap Asia	134	—	7	127	1.1
Banana Republic North America	400	1	8	393	3.3
Banana Republic Asia	43	1	2	42	0.2
Athleta North America	270	2	1	271	1.1
Company-operated stores total	2,562	15	36	2,541	30.4
Franchise	998	81	52	1,027	N/A
Total	3,560	96	88	3,568	30.4